UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2010

ASSURANCEAMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-06334	87-0281240
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification Number)

RiverEdge One, Suite 600 5500 Interstate North Parkway Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

(770) 952-0200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 13, 2010, AssuranceAmerica Corporation (the “Company”) hired Sheree Williams as Senior Vice President of Finance and Chief Financial Officer.

Ms. Williams, age 55 was Vice President of Finance for 21st Century Insurance and Financial Services (previously AIG Agency Auto), from 2006 through September 2010; she was Corporate Controller for 21st Century Insurance and Financial Services from 2004 to 2006. Prior to working with 21st Century Insurance and Financial Services, Ms. Williams served as Senior Vice President of Finance and Senior Vice President of Logistics for Swift Denim as well as Corporate Controller for Tom’s Foods, Inc.

The Company and Ms. Williams will enter into an Employment Agreement to be effective September 13, 2010 with the following material terms: (i) base annual salary of $200,000, (ii) in the event of a termination of employment without cause (as defined in the agreement), the Company will pay Ms. Williams twelve months base salary and reimburse her for her COBRA premium for up to twelve months, and (iii) if a termination of employment (as defined in the agreement) occurs within twelve months after a change in control of the Company, (a) all options outstanding will vest and (b) the Company will pay Ms. Williams severance payments equal to twelve months base salary plus 100% of the Target Bonus (as defined in the agreement), COBRA premiums for twelve months, and earned salary and pro rata Target Bonus through the date of termination. All post termination compensation will be conditioned upon Ms. Williams’ compliance with certain post termination restrictive covenants regarding confidential information, solicitation of customers, and solicitation and hiring of associates of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURANCEAMERICA CORPORATION

September 16, 2010
	By:	/s/ Mark H. Hain
Mark H. Hain, Executive Vice President, Secretary and General Counsel